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EXHIBIT 12.    STATEMENT RE:  COMPUTATION OF RATIOS


                      First Hawaiian, Inc. and Subsidiaries
         Computation of Consolidated Ratios of Earnings to Fixed Charges



                                                      THREE MONTHS ENDED MARCH 31,
                                                    -------------------------------
                                                        1998                1997
                                                    ------------        -----------
                                                         (dollars in thousands)
Income before income taxes                          $     33,152        $    29,606
                                                    ------------        -----------


Fixed charges:(1)
  Interest expense                                        65,745             62,881
  Rental expense                                           2,740              2,767
                                                    ------------        -----------
                                                          68,485             65,648
Less interest on deposits                                 51,033             47,207
                                                    ------------        -----------

    Net fixed charges                                     17,452             18,441
                                                    ------------        -----------

    Earnings, excluding
      interest on deposits                          $     50,604        $    48,047
                                                    ============        ===========

    Earnings, including
      interest on deposits                          $    101,637        $    95,254
                                                    ============        ===========

Ratio of earnings to fixed charges:

  Excluding interest on deposits                            2.90X              2.61x

  Including interest on deposits                            1.48X              1.45x



(1)For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes plus fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.